Exhibit (e)(1)(iii)
AMENDMENT TO THE DISTRIBUTION AGREEMENT

This amendment, effective January 1, 2021, amends the Distribution Agreement dated December 9, 2014, by and between Aspiration Funds (the “Trust”) and Capital Investment Group, Inc. (the “Distributor”) (collectively, the “Parties”).
WHEREAS, the Parties wish to amend the terms of the Distribution Agreement as noted herein;
NOW, THEREFORE, in consideration of valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.	Section 4(a) is replaced in its entirety with the following:
In addition to any commissions, fees or payments authorized by the Trustees under the Distribution Plan, the Trust will pay or cause to be paid to the Distributor for services provided and expenses assumed by the Distributor the fee(s) provided in Schedule 1.  Such fee(s) shall be paid to the Distributor in monthly installments.

IN WITNESS THEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

ASPIRATION FUNDS

By:
Name:	Andrei Cherny
Title:	President

CAPITAL INVESTMENT GROUP, INC.

By:
Name:
Title:

SCHEDULE 1
As of January 1, 2021
$_________ per annum per Fund